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                      February 28, 2023

       Kathleen Simpson-Taylor
       Chief Financial Officer
       A-Mark Precious Metals, Inc.
       2121 Rosecrans Ave., Suite 6300
       El Segundo, CA 90245

                                                        Re: A-Mark Precious
Metals, Inc.
                                                            Form 10-K for the
Fiscal Year Ended June 30, 2022
                                                            Filed September 2,
2022
                                                            File No. 1-36347

       Dear Kathleen Simpson-Taylor:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Trade & Services